Artisan Partners Asset Management Inc. Reports September 2021 Assets Under Management
Milwaukee, WI - October 11, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of September 30, 2021 totaled $173.6 billion. Artisan Funds and Artisan Global Funds accounted for $85.4 billion of total firm AUM, while separate accounts and other AUM1 accounted for $88.2 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of September 30, 2021 - ($ Millions)
Growth Team
Global Opportunities	$26,926
Global Discovery	2,626
U.S. Mid-Cap Growth	17,232
U.S. Small-Cap Growth	6,396
Global Equity Team
Global Equity	2,910
Non-U.S. Growth	21,295
Non-U.S. Small-Mid Growth	9,475
China Post-Venture	137
U.S. Value Team
Value Equity	3,859
U.S. Mid-Cap Value	3,920
International Value Team
International Value	29,952
International Small Cap Value	23
Global Value Team
Global Value	25,364
Select Equity	409
Sustainable Emerging Markets Team
Sustainable Emerging Markets	982
Credit Team
High Income	8,137
Credit Opportunities	121
Developing World Team
Developing World	9,333
Antero Peak Group
Antero Peak	3,418
Antero Peak Hedge	1,108

Total Firm Assets Under Management ("AUM")	$173,623

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $23 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.